Exhibit 5.1

John Hancock Tower, 27th Floor
200 Clarendon Street
Boston, Massachusetts 02116
Tel: +1.617.948.6000 Fax: +1.617.948.6001
www.lw.com
FIRM / AFFILIATE OFFICES
	Abu Dhabi	Milan
	Barcelona	Moscow
February 10, 2015	Beijing	Munich
	Boston	New Jersey
	Brussels	New York
	Chicago	Orange County
	Doha	Paris
BIND Therapeutics, Inc. 325 Vassar Street Cambridge, Massachusetts 02139	Dubai Düsseldorf Frankfurt	Riyadh Rome San Diego
Re:

Registration Statement on Form S-3 (No. 333-199105); 3,739,130 units, each unit consisting of one share of Common Stock, par value $0.0001 per share, and 0.60 of a warrant to purchase one share of Common Stock

	Hamburg Hong Kong Houston London Los Angeles Madrid	San Francisco Shanghai Silicon Valley Singapore Tokyo Washington, D.C.

Ladies and Gentlemen:

We have acted as special counsel to BIND Therapeutics, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance of 3,739,130 units (the “Units”), each Unit consisting of (i) one share of common stock of the Company, $0.0001 par value per share (“Common Stock”) (such shares of Common Stock constituting a part of the Units, the “Shares”), and (ii) 0.60 of a warrant to purchase one share of Common Stock (such warrants constituting a part of the Units, the “Warrants,” and such shares of Common Stock issuable upon exercise of a Warrant, the “Warrant Shares”) (collectively, the “Securities”). The Securities are included in a registration statement on Form S-3 under the Securities Act of 1933, as amended (the “Act”), filed with the Securities and Exchange Commission (the “Commission”) on October 1, 2014 (Registration No. 333-199105) (the “Registration Statement”), and are being offered pursuant to a base prospectus dated October 15, 2014 (the “Base Prospectus”), a preliminary prospectus supplement dated February 4, 2015 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Preliminary Prospectus”) and a prospectus supplement dated February 5, 2015 filed with the Commission pursuant to Rule 424(b) under the Act (together with the Base Prospectus, the “Prospectus”). The Securities are being sold pursuant to an underwriting agreement dated February 5, 2015 between Cowen and Company, LLC and Stifel, Nicolaus & Company, Incorporated, as representatives of the several underwriters, and the Company (the “Underwriting Agreement”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement, the Preliminary Prospectus or the Prospectus, other than as expressly stated herein with respect to the issue of the Units and the associated Shares, Warrants and Warrant Shares.

February 10, 2015

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that, as of the date hereof:

1. When the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and the Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

2. When the Warrants shall have been duly registered on the books of the warrant agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company against payment therefor in the circumstances contemplated by the Underwriting Agreement, the issue and sale of the Warrants will have been duly authorized by all necessary corporate action of the Company, and the Warrants will be legally valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

3. When the Warrant Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the Warrant holders, and have been issued by the Company against payment therefor (not less than par value) in the circumstances contemplated by the Warrants, the issue of the Warrant Shares will have been duly authorized by all necessary corporate action of the Company, and the Warrant Shares will have been validly reserved by all necessary corporate action of the Company, and the Warrant Shares will be validly issued, fully paid and nonassessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Company’s Current Report on Form 8-K filed with the Commission on February 10, 2015 and to the reference to our firm in the Prospectus under the heading “Legal Matters.” In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP